Exhibit 99.1

Company Contact: William R. Council, III President and CEO (615) 771-7575	Investor Relations: Cameron Associates Rodney O’Connor (212) 554-5470
Advocat Announces 2009 First Quarter Results

BRENTWOOD, Tenn., (May 6, 2009) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the first quarter ended March 31, 2009.
Highlights for First Quarter 2009
Key highlights for the first quarter of 2009 compared to the first quarter of 2008 include the following:
•	Revenue increased 3.2%, to $73.8 million in 2009, compared to $71.5 million in 2008.

•	Revenue increased approximately 4.4% after adjusting 2008 for leap year.

•	Occupancy increased to 75.9% in 2009 compared to 75.1% in 2008.

•	Medicare rates increased 4.6% compared to 2008 based on increases in acuity levels of the Company’s patients as well as annual inflation adjustments to Medicare rates.

•	Medicaid rates increased 3.3% in 2009 compared to 2008 due to patient acuity levels and rate increases in certain states.

•	Professional liability expense was $3.2 million in the first quarter of 2009, compared to a net benefit of $1.0 million in 2008, an increase in expense of $4.2 million.

•	Other income included $0.5 million resulting from a settlement reached with CMS with regard to certain pre-acquisition cost report obligations of the homes acquired in Texas in 2007.

•	Net income from continuing operations before taxes was $0.6 million in 2009 compared to $4.6 million in 2008. The primary reason for the decrease in net income from continuing operations before taxes was the result of the $4.2 million increase in professional liability expense.

•	Funds provided by operations were $4.0 million in 2009 compared to $4.3 million in 2008.
Key highlights comparing the first quarter of 2009 to the fourth quarter of 2008 include the following:
•	Revenue decreased $0.5 million to $73.8 million in 2009, compared to $74.3 million

•	Revenue increased approximately 1.5% after adjusting 2008 by $1.6 million for two extra days in the calendar quarter.

•	Occupancy was 75.9% in 2009 compared to 76.0%.

•	Medicare days as a percent of total census increased to 13.4% in 2009 compared to 12.9%.

•	Professional liability expense was $3.2 million in 2009, compared to $1.0 million, an increase in expense of $2.2 million.

•	First quarter operating and general and administrative expenses included an additional $0.5 million and $0.1 million, respectively, in payroll related taxes compared to the fourth quarter of 2008.

•	Net income from continuing operations before taxes was $0.6 million in 2009 compared to $1.8 million.

•	Funds provided by operations were $4.0 million in 2009 compared to $3.2 million.
CEO Remarks
William R. Council, III, noted, “I am pleased with the first quarter results which were achieved in a difficult economic environment. Funds provided by operations totaled $4.0 million. Also, we saw increased revenue from higher occupancy and increased levels of patient acuity in the first quarter. Operating expenses were up but we held G&A expenses flat. We continue to maintain a wage freeze for management and reduced wage increases for employees.
Mr. Council continued, “In the 3 1/2 years since we embarked upon a renovation program we have completed improvements on 11 nursing centers. In the first quarter of 2009 10 centers for which renovations were completed over twelve months ago, average occupancy increased from 67.0% to 73.9% and Medicare daily census increased from a total of 110.7 to 123.4. We also measure our renovated facilities performance by looking at the annual return on the capital invested in the projects. The average return on investment for the completed renovations was 34%. As a result of this success Omega Healthcare Investors, Inc. (“Omega”), the REIT from whom we lease many of our nursing centers, has agreed to fund a third round of $5 million for renovations of selected facilities. In addition, construction of the replacement facility for our Paris, Texas nursing center is on schedule for completion in the third quarter.”
Other Highlights for the First Quarter 2009
Revenue increased to $73.8 million in 2009 from $71.5 million in 2008, an increase of $2.3 million, or 3.2%. This increase is primarily due to increased Medicaid rates in certain states, Medicare rate increases, and increased managed care rates and census, partially offset by the effects of lower Medicare census.
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended
	March 31,
	2009	2008
Skilled nursing occupancy	75.9%	75.1%
Medicare census as percent of total	13.4%	13.9%
Medicare revenues as percent of total	31.6%	32.5%
Medicaid revenues as percent of total	53.2%	52.6%
Managed care census as a percent of total	1.3%	1.0%
Medicare average rate per day	$400.08	$382.35
Medicaid average rate per day	$142.54	$138.02
Managed care average rate per day	$372.71	$317.12
The Company’s average rate per day for Medicare Part A patients increased 4.6% in 2009 compared to 2008 as a result of annual inflation adjustments and the acuity levels of Medicare patients in the Company’s nursing centers, as indicated by RUG level scores, which were higher in 2009 than in 2008. The Company’s average rate per day for Medicaid patients increased 3.3% in 2009 compared to 2008 as a result of increasing patient acuity levels and other rate increases in certain states.
Operating expense increased to $58.2 million in 2009 from $55.5 million in 2008, an increase of $2.7 million, or 4.9%. This increase is primarily attributable to cost increases related to wages and benefits (including payroll taxes), increases in ancillary and nursing costs, an increase in employee health insurance and higher bad debt expense. Operating expense increased to 78.9% of revenue in 2009, compared to 77.7% of revenue in 2008.
The largest component of operating expenses is wages, which increased to $34.3 million in 2009 from $32.9 million in 2008, an increase of $1.4 million, or 4.3%. Wages increased primarily due to increases in wages as a result of competitive labor markets in most of the areas in which we operate, regular merit and inflationary raises for personnel (increase of approximately 3.1% for the period), and labor costs associated with increases in patient acuity levels.
Bad debt expense was $0.2 million higher in 2009 compared to 2008. Employee health insurance costs were approximately $0.2 million higher in 2009 compared to 2008. Effective January 1, 2009, the Company is self insured for the first $160,000 in claims per employee each year, up from $150,000 in 2008 and prior periods. Employee health insurance costs can vary significantly from year to year.
General and administrative expense was $4.6 million in both 2009 and 2008. As a percentage of revenue, general and administrative expense decreased to 6.2% in 2009 from 6.4% in 2008. Effective January 1, 2009 the Company instituted a wage freeze for its corporate and regional management teams, with reduced wage increases for the balance of the Company’s employees. These policies will be reevaluated as business and economic conditions improve.
Professional liability was an expense of $3.2 million in 2009 compared to a benefit of $1.0 million in 2008, an increase in expense of $4.2 million. The Company’s cash expenditures for professional liability costs were $2.1 million and $0.2 million for 2009 and 2008, respectively. Professional liability expense and cash expenditures can fluctuate from quarter to quarter and from year to year. During the twelve months ended March 31, 2009, professional liability expense totaled approximately $5.9 million.
Settlement with CMS
In May 2009, the Company reached an agreement with the Centers for Medicare and Medicaid Services (CMS) to settle certain pre-acquisition cost report obligations of the homes acquired in Texas in 2007. The Company had accrued $1.0 million as its estimate of the liability for these obligations when it first learned of them in the second quarter of 2008. The settlement payment to CMS totals approximately $0.3 million, with related legal and other costs totaling an additional $0.2 million. The difference between the amount accrued and the ultimate payments, $0.5 million, has been recorded as Other Income in the first quarter of 2009.
Facility Renovations
During 2005, the Company began a program for strategic renovations on certain nursing centers to improve occupancy, quality of care, and profitability. To date, $15.6 million has been invested in 11 nursing centers, with $10.0 million financed through Omega, $4.5 million financed with internally generated cash and $1.1 million financed with long term debt. In May 2009, Omega committed an additional $5 million for funding renovations to selected nursing centers. Results of centers with renovations completed before the beginning of the first quarter of 2009 are summarized in a table accompanying this press release.
Conference Call Information
A conference call has been scheduled for Thursday, May 7, 2009 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss first quarter 2009 results.
The conference call information is as follows:

Date:	Thursday, May 7, 2009
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	8887134216 (domestic) or 6172134868 (international)
Passcode:	97296007
Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory, but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:
https://www.theconferencingservice.com/prereg/key.process?key=PAG8VJHHT
A replay of the conference call will be accessible two hours after its completion through May 14, 2009 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 22950350.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect the Company’s current views with respect to future events and present its estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made herein. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully construct and operate the Paris, Texas replacement facility or the new facility contemplated in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$8,420	$7,598
Receivables, net	24,553	23,503
Deferred income taxes	3,967	3,967
Other current assets	5,541	3,811

Total current assets	42,481	38,879

Property and equipment, net	39,926	37,456
Deferred income taxes	13,693	13,899
Note receivable, net	3,460	3,486
Acquired leasehold interest, net	10,052	10,149
Other assets, net	2,957	3,040

TOTAL ASSETS	$112,569	$106,909

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$2,459	$2,238
Trade accounts payable	5,384	4,600
Accrued expenses:
Payroll and employee benefits	11,748	9,545
Current portion of self-insurance reserves	7,864	6,469
Other current liabilities	4,513	5,142

Total current liabilities	31,968	27,994
Noncurrent Liabilities
Long-term debt, less current portion	29,398	30,172
Self-insurance reserves, less current portion	9,774	10,212
Other noncurrent liabilities	15,833	13,089

Total noncurrent liabilities	55,005	53,473

PREFERRED STOCK	7,466	7,891

SHAREHOLDERS’ EQUITY	18,130	17,551

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$112,569	$106,909

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2009	2008
PATIENT REVENUES, NET EXPENSES:	$73,758	$71,466

Operating	58,230	55,536
Lease	5,776	5,704
Professional liability	3,242	(1,043)
General and administrative	4,573	4,559
Depreciation and amortization	1,409	1,242

	73,230	65,998

OPERATING INCOME	528	5,468

OTHER INCOME (EXPENSE):
Foreign currency transaction loss	(85)	(229)
Other income	549	—
Interest income	75	160
Interest expense	(482)	(831)

	57	(900)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	585	4,568
PROVISION FOR INCOME TAXES	(222)	(1,467)

NET INCOME FROM CONTINUING OPERATIONS	363	3,101
DISCONTINUED OPERATIONS	—	(12)

NET INCOME	363	3,089
PREFERRED STOCK DIVIDENDS	(86)	(86)

NET INCOME FOR COMMON STOCK	$277	$3,003

NET INCOME PER COMMON SHARE:
Per common share — basic
Continuing operations	$0.05	$0.52
Discontinued operations	—	—

	$0.05	$0.52

Per common share — diluted
Continuing operations	$0.05	$0.50
Discontinued operations	—	—

	$0.05	$0.50

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,672	5,754

Diluted	5,730	6,017

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
NET INCOME	$363	$3,089	$1,286
Loss from discontinued operations	—	(12)	—

Net income from continuing operations	363	3,101	1,286

Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,409	1,242	1,392
Provision for doubtful accounts	804	556	659
Deferred income tax provision (benefit)	206	(198)	557
Provision (benefit) for self-insured professional liability, net of cash payments	1,017	(1,413)	(2,081)
Stock-based compensation	224	178	222
Amortization of deferred balances	95	129	91
Provision for leases in excess of cash payments	328	466	340
Noncash gain on settlement of contingent liability	(549)	—	—
Other	61	196	687

FUNDS PROVIDED BY OPERATIONS	$3,958	$4,257	$3,153

Reconciliation of funds provided by operations to cash flow from operating activities:
Funds provided by operations	$3,958	$4,257	$3,153
Changes in other assets and liabilities affecting operating activities:
Receivables, net	(1,903)	(323)	(759)
Prepaid expenses and other assets	(866)	328	343
Trade accounts payable and accrued expenses	1,998	(1,765)	(2,133)

Net cash provided by operating activities of continuing operations	$3,187	$2,497	$604

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that Funds Provided by Operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
MARCH 31, 2009
(Unaudited)

			For the Three Months Ended March 31, 2009
								Medicare	Medicaid
			Skilled					Room and	Room and
			Nursing				2009	Board	Board
	As of		Weighted	Occupancy			Q1	Revenue	Revenue
	March 31, 2009		Average	(Note 1)			Revenue	PPD	PPD
	Licensed	Available	Daily	Licensed	Available	Medicare	($ in millions)	2008	2008
Region	Beds	Beds	Census	Beds	Beds	Utilization	(Note 2)	(Note 3)	(Note 3)
Alabama	711	704	609	85.6%	86.5%	14.8%	$11.4	$411.82	$162.31
Arkansas	1,311	1,165	923	70.4%	79.3%	14.9%	14.8	370.44	138.13
Florida	502	462	402	80.1%	87.0%	11.4%	7.1	417.99	151.84
Kentucky (Note 4)	775	742	664	85.7%	89.5%	11.5%	12.7	426.11	170.91
Tennessee	617	586	489	79.2%	83.3%	17.3%	8.6	387.10	137.07
Texas	1,857	1,631	1,293	69.6%	79.3%	11.9%	18.8	408.63	117.93

Total	5,773	5,290	4,380	75.9%	82.8%	13.4%	$73.4	$400.08	$142.54

Note 1:	The number of “Licensed beds” is based on the licensed capacity of the facility. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations.

Note 2:	Total revenue for regions excludes approximately $0.4 million of ancillary services and other revenue for the three month period ended March 31, 2009.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
MARCH 31, 2009
(Unaudited)

	Occupancy(1)		Medicare Average Daily
			Census
	Q1	LTM(2)	Q1	LTM(2)
Renovation - Completion Date	2009	Prior	2009	Prior
1st renovation — January 2006	86.5%	64.9%	12.4	8.1
2nd renovation — July 2006	74.6%	71.2%	12.5	12.3
3rd renovation — August 2006	65.2%	45.1%	10.1	5.3
4th renovation — October 2006	81.7%	71.9%	8.1	8.6
5th renovation — February 2007	63.4%	56.2%	10.6	8.0
6th renovation — April 2007	47.6%	47.5%	11.1	12.7
7th renovation — July 2007	82.9%	85.0%	13.9	17.4
8th renovation — January 2008	63.5%	50.9%	12.6	8.9
9th renovation — October 2008	84.6%	83.0%	15.6	17.2
10th renovation — November 2008	86.5%	80.8%	16.5	12.2

Total	73.9%	67.0%	123.4	110.7

(1)	Occupancy based on licensed beds.

(2)	Last Twelve Months prior to commencement of construction.
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